Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Applied DNA Sciences, Inc. on Form S-8 (File No. 333-182350 and 333-205123) of our report dated December 14, 2015 with respect to our audit of the consolidated financial statements of Applied DNA Sciences, Inc. as of September 30, 2015 and 2014, and for the years then ended, which report is included in this Annual Report on Form 10-K of Applied DNA Sciences, Inc. for the year ended September 30, 2015.

/s/ Marcum LLP
Marcum LLP

Melville, New York
December 14, 2015